Filed pursuant to Rule 433
Registration No.: 333-147542
Free Writing Prospectus dated November 8, 2010
$750,000,000
Nissan Auto Lease Trust 2010-B
Issuing Entity

Nissan Auto Leasing LLC II Depositor	Nissan Motor Acceptance Corporation Sponsor and Servicer
The depositor has prepared a preliminary prospectus supplement dated November 8, 2010 and prospectus dated November 8, 2010 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	Fitch
Class A-1 notes	P-1	F1+
Class A-2 notes	Aaa	AAA
Class A-3 notes	Aaa	AAA
Class A-4 notes	Aaa	AAA
It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

J.P. Morgan	Citi	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-147542) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-669-7629 or by emailing abs_synd@jpmorgan.com.